Exhibit (a)(5)(B)

Goldman Sachs Bank Europe SE, Sweden Bankfilial

Blasieholmsgatan 7 I 111 48 Stockholm I Sweden

Tel: +46 (0)8 407 4900

PERSONAL AND CONFIDENTIAL

October 17, 2023

Board of Directors

Clink Holding AB (publ)

Uppsala Science Park

SE-751 83 Uppsala

Sweden

Ladies and Gentlemen:

Attached is our opinion letter, dated October 17, 2023 ("Opinion Letter''),with respect to the fairness from a financial point of view to the holders (other than Thermo Fisher Scientific Inc. ("Thermo Fisher") and its affiliates) of the outstanding common shares, quota value SEK 2.431906612623020 per share (the "Common Shares"), and the outstanding American depositary shares, each of which represents one Common Share (together with the Common Shares, the "Shares") of Olink Holding AB (publ) (the "Company") of the $26.00 in cash per Share for each Share accepted to be paid to such holders pursuant to the tender offer by Thermo Fisher, or a to-be-designated wholly owned subsidiary of Thermo Fisher in accordance with the Purchase Agreement, dated as of October 17, 2023, by and among Thermo Fisher and the Company (other than in the case of the Compulsory Redemption (as defined in the Agreement)).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

GOLDMAN SACHS EUROPE SE, SWEDEN BANKFILIAL

By:
Managing Director

By:
Managing Director

Goldman Sachs Bank Europe SE, Sweden Bankfilial

Blasieholmsgatan 7 1111 48 Stockholm I Sweden

Tel: +46 (0)8 407 4900

PERSONAL AND CONFIDENTIAL

October 17, 2023

Board of Directors

Olink Holding AB (publ)

Uppsala Science Park

SE-751 83 Uppsala

Sweden

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Thermo Fisher Scientific Inc. ("Thermo Fisher") and its affiliates) of the outstanding common shares, quota value SEK 2.431906612623020 per share (the "Common Shares"), and the outstanding American depositary shares, each of which represents one Common Share (the "ADSs", and together with the Common Shares, the "Shares") of Olink Holding AB (publ) (the "Company") of the $26.00 in cash per Share to be paid to such holders pursuant to the Tender Offer (as defined below) by Thermo Fisher, or a to-be-designated wholly owned subsidiary of Thermo Fisher (Thermo Fisher or such designee, "Buyer''), in accordance with the Purchase Agreement, dated as of October 17, 2023 (the "Agreement"), by and among Thermo Fisher and the Company. The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Buyer will pay $26.00 in cash per Share for each Share accepted. The Agreement further provides that, to the extent the Minimum Tender Condition (as defined in the Agreement) is met and not changed in accordance with the Agreement to below one Common Share more than 90%, Thermo Fisher and Buyer will effectuate the commencement and consummation by Buyer of the Compulsory Redemption (as defined in the Agreement), as to which Compulsory Redemption we express no opinion.

Goldman Sachs Bank Europe SE, Sweden Bankfilial and its affiliates (collectively, "Goldman Sachs") are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Thermo Fisher, any of their respective affiliates and third parties, including Summa Equity AB, a significant shareholder of the Company ("Summa Equity"), or any of its affiliates or portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as lead left bookrunner with respect to a public offering of the Company's ADSs in January 2023. We also have provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of Thermo Fisher's notes in November 2022 and as joint bookrunner with respect to a public offering of the Thermo Fisher's notes in August 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Thermo Fisher, Summa Equity and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Summa Equity and its affiliates from time to time and may have invested in limited partnership units of affiliates of Summa Equity from time to time and may do so in the future.

Board of Directors

Olink Holding AB (publ)

October 17, 2023

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 20-F of the Company for the two fiscal years ended December 31, 2022 and December 31, 2021; the Company's Registration Statement on Form F-1, including the prospectus contained therein dated March 3, 2021 relating to the initial public offering of the Company's ADSs; certain interim reports to shareholders of the Company; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the ADSs; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

Olink Holding AB {publ)

October 17, 2023

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Thermo Fisher and its affiliates) of Shares, as of the date hereof, of the $26.00 in cash per Share to be paid to such holders pursuant to the Agreement {other than in the case of the Compulsory Redemption). We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Support Agreement (as defined in the Agreement) or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the Support Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $26.00 in cash per Share to be paid to the holders {other than Thermo Fisher and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Thermo Fisher or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Thermo Fisher or the ability of the Company or Thermo Fisher to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection the Tender Offer or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $26.00 in cash per Share to be paid to the holders {other than Thermo Fisher and its affiliates) of Shares pursuant to the Agreement {other than in the case of the Compulsory Redemption) is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN SACHS EUROPE SE, SWEDEN BANKFILIAL

By:
Managing Director

By:
Managing Director